Exhibit 99.1

Sequential Brands Group Announces Sale of Heelys Brand

NEW YORK, April 26, 2021 (GLOBE NEWSWIRE) -- Sequential Brands Group, Inc. (Nasdaq:SQBG) announced today that it has closed on the sale of its Heelys brand to BBC International for $11 million in cash proceeds.

“The divestiture of the Heelys brand was an outcome of the Board’s exploration of strategic alternatives, a process that is still underway,” said William Sweedler, Executive Chairman of Sequential. “The Heelys brand was originally acquired in 2013 for a net purchase price of approximately $5.5 million (after accounting for cash on the Heelys balance sheet that we received at the time of the 2013 purchase). BBC International has been the core licensee of Heelys since 2013. We believe the brand is in great hands under BBC’s leadership going forward.”

The majority of the net proceeds from the sale will be used to pay down debt.

About Heelys

Founded in 2000, Heelys are patented products that feature a removable wheel located in the heel, transforming the shoes into stealth skates and giving users the freedom to seamlessly transition from walking or running to skating by shifting their weight to their heel. When the wheels are easily removed, the shoe performs just like any other shoe. The Heelys vision is to inspire kids and adults alike to be active, explore their freedom, unleash the fun and be fearless. Heelys are an attitude, a way to express themselves, push their own boundaries and experience the world around them in a truly unique way.

About Sequential Brands Group, Inc.

Sequential Brands Group, Inc. (Nasdaq: SQBG) owns, promotes, markets, and licenses a portfolio of consumer brands in the active and lifestyle categories. Sequential seeks to ensure that its brands continue to thrive and grow by employing strong brand management, and marketing teams. Sequential has licensed and intends to license its brands in a variety of consumer categories to retailers, wholesalers and distributors in the United States and around the world. For more information, please visit Sequential's website at: www.sequentialbrandsgroup.com. To inquire about licensing opportunities, please email: newbusiness@sbg-ny.com.

For Media and Investor Relations inquiries, contact:

Sequential Brands Group, Inc.

Katherine Nash

T: +1 512-757-2566

E: knash@sbg-ny.com